July 2023

Preliminary Terms No. 9,604

Registration Statement Nos. 333-250103; 333-250103-01

Dated July 10, 2023

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in International Equities

Accelerated Return Securities Based on the Value of the STOXX® Global Select Dividend 100 Index due July 17, 2028

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The securities are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The securities will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS and prospectus, as supplemented or modified by this document. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index. If the underlying index depreciates in value but the final index value is greater than or equal to the trigger level, investors will receive the stated principal amount of their investment. However, if the underlying index has depreciated in value so that the final index value is less than the trigger level, investors will lose a significant portion or all of their investment, resulting in a 1% loss for every 1% decline in the index value over the term of the securities. Under these circumstances, the payment at maturity will be less than 60% of the stated principal amount and could be zero. Accordingly, you may lose your entire investment. These long-dated securities are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income in exchange for the upside leverage feature and the limited protection against loss that applies only if the final index value is greater than or equal to the trigger level. Investors may lose their entire initial investment in the securities. The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	July 17, 2028
Underlying index:	STOXX® Global Select Dividend 100 Index
Aggregate principal amount:	$
Payment at maturity:

If the final index value is greater than the initial index value:

$1,000 + leveraged upside payment

If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level:

$1,000

If the final index value is less than the trigger level:

$1,000 × index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000 and will represent a loss of more than 40%, and possibly all, of your investment.

Leveraged upside payment:	$1,000 × leverage factor × index percent increase
Leverage factor:	At least 350%. The actual leverage factor will be determined on the pricing date.
Index percent increase:	(final index value – initial index value) / initial index value
Index performance factor:	final index value / initial index value
Initial index value:	, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Trigger level:	, which is 60% of the initial index value
Valuation date:	July 12, 2028, subject to adjustment for non-index business days and certain market disruption events
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Commissions and issue price” below)
Pricing date:	July 12, 2023
Original issue date:	July 17, 2023 (3 business days after the pricing date)
CUSIP / ISIN:	61775HJW8 / US61775HJW88
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $887.70 per security, or within $37.70 of that estimate. See “Investment Summary” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to us(2)
Per security	$1,000	$20	$980
Total	$	$	$

(1)Selected dealers and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $20 for each security they sell. See “Supplemental information regarding plan of distribution; conflicts of interest.” For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

(2)See “Use of proceeds and hedging” on page 15.

The securities involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Securities” and “Additional Information About the Securities” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2020  Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the STOXX® Global Select Dividend 100 Index due July 17, 2028

Principal at Risk Securities

Investment Summary

Accelerated Return Securities

Principal at Risk Securities

The Accelerated Return Securities Based on the Value of the STOXX® Global Select Dividend 100 Index due July 17, 2028 (the “securities”) can be used:

￭As an alternative to direct exposure to the underlying index that enhances returns for any positive performance of the underlying index

￭To enhance returns and potentially outperform the underlying index in a bullish scenario, with no limitation on the appreciation potential

￭To provide limited protection against a loss of principal in the event of a decline of the underlying index as of the valuation date but only if the final index value is greater than or equal to the trigger level

Maturity:	5 years
Leverage factor:	At least 350%. The actual leverage factor will be determined on the pricing date.
Trigger level:	60% of the initial index value
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Interest:	None

The original issue price of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $887.70, or within $37.70 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the leverage factor and the trigger level, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

July 2023 Page 2

Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the STOXX® Global Select Dividend 100 Index due July 17, 2028

Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the securities, and, if it once chooses to make a market, may cease doing so at any time.

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Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the STOXX® Global Select Dividend 100 Index due July 17, 2028

Principal at Risk Securities

Key Investment Rationale

The securities offer leveraged exposure to any positive performance of the underlying index. In exchange for the leverage feature, investors are exposed to the risk of loss of a significant portion or all of their investment due to the trigger feature. At maturity, an investor will receive an amount in cash based upon the closing value of the underlying index on the valuation date. The securities are unsecured obligations of ours, and all payments on the securities are subject to our credit risk. Investors may lose their entire initial investment in the securities.

Leveraged Performance	The securities offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index.
Trigger Feature

At maturity, even if the underlying index has declined over the term of the securities, you will receive your stated principal amount but only if the final index value is greater than or equal to the trigger level.

Upside Scenario

The final index value is greater than the initial index value, and, at maturity, the securities redeem for the stated principal amount of $1,000 plus at least 350% of the increase in the value of the underlying index. The actual leverage factor will be determined on the pricing date.

Par Scenario

The final index value is less than or equal to the initial index value but is greater than or equal to the trigger level. In this case, you receive the stated principal amount of $1,000 at maturity even though the underlying index has depreciated.

Downside Scenario

The final index value is less than the trigger level. In this case, the securities redeem for at least 40% less than the stated principal amount, and this decrease will be by an amount proportionate to the full decline in the value of the underlying index over the term of the securities.

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Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the STOXX® Global Select Dividend 100 Index due July 17, 2028

Principal at Risk Securities

How the Securities Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the securities based on the following terms:

Stated principal amount:	$1,000 per security
Leverage factor:	350%. The actual leverage factor will be determined on the pricing date.
Trigger level:	60% of the initial index value

Securities Payoff Diagram

The Underlying Index
The Trigger PLUS
$1,000
Stated Principal Amount
PLUS Zone
Payment at Maturity on the Trigger PLUS
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
60%
80%
Percentage Change in Final Index Value

How it works

￭Upside Scenario: If the final index value is greater than the initial index value, investors will receive the $1,000 stated principal amount plus 350% of the appreciation of the underlying index over the term of the securities. The actual leverage factor will be determined on the pricing date.

￭If the underlying index appreciates 5%, investors will receive a 17.50% return, or $1,175 per security.

￭Par Scenario: If the final index value is less than or equal to the initial index value but is greater than or equal to the trigger level, investors will receive the $1,000 stated principal amount.

￭If the underlying index depreciates 10%, investors will receive the $1,000 stated principal amount.

￭Downside Scenario: If the final index value is less than the trigger level, investors will receive an amount significantly less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index.

￭If the underlying index depreciates 80%, investors will lose 80% of their principal and receive only $200 per security at maturity, or 20% of the stated principal amount.

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Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the STOXX® Global Select Dividend 100 Index due July 17, 2028

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS and prospectus. You should also consult with your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee return of any principal. The terms of the securities differ from those of ordinary debt securities in that the securities do not pay interest or guarantee payment of any principal at maturity. If the final index value is less than the trigger level (which is 60% of the initial index value), the payout at maturity will be an amount in cash that is at least 40% less than the $1,000 stated principal amount of each security, and this decrease will be by an amount proportionate to the full decrease in the value of the underlying index. There is no minimum payment at maturity on the securities, and you could lose your entire investment.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market, including: the value, volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final index value of the underlying index, and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. The value of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “STOXX® Global Select Dividend 100 Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per security if you try to sell your securities prior to maturity.

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities at maturity and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the securities is not linked to the value of the underlying index at any time other than the valuation date. The final index value will be the index closing value on the valuation date, subject to adjustment for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of

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Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the STOXX® Global Select Dividend 100 Index due July 17, 2028

Principal at Risk Securities

the underlying index on the stated maturity date or at other times during the term of the securities may be higher than the final index value, the payment at maturity will be based solely on the index closing value on the valuation date.

￭Investing in the securities is not equivalent to investing in the underlying index. Investing in the securities is not equivalent to investing in the underlying index or its component stocks. As an investor in the securities, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

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Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the STOXX® Global Select Dividend 100 Index due July 17, 2028

Principal at Risk Securities

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the initial index value, the trigger level and the final index value, including whether the underlying index has decreased to below the trigger level, and will calculate the amount of cash, if any, you will receive at maturity. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final index value in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s)” and “—Calculation Agent and Calculations” and related definitions in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. MS & Co. and some of our other affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial index value, and, therefore, could increase the trigger level, which is the level at or above which the underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities, including on the valuation date, could potentially affect whether the value of the underlying index on the valuation date is below the trigger level, and, therefore, whether an investor would receive significantly less than the stated principal amount of the securities at maturity.

￭The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the securities, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an

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Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the STOXX® Global Select Dividend 100 Index due July 17, 2028

Principal at Risk Securities

interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭There are risks associated with investments in securities linked to the value of foreign equity securities. The securities are linked to the value of foreign equity securities. Investments in securities linked to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the United States Securities and Exchange Commission, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies. The prices of securities issued in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ favorably or unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions between countries.

￭The securities are subject to currency exchange risks. Because the prices of the equity securities included in the STOXX® Global Select Dividend 100 Index are converted into euros for the purpose of calculating the level of the index, holders of the securities will be exposed to currency exchange rate risk with respect to each of the currencies in which such component securities trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors, including the supply of, and the demand for, those currencies, as well as relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the component securities strengthen or weaken against the euro and the relative weight of each currency. If, taking into account such weighting, the euro strengthens against the currencies of the component securities represented in the STOXX® Global Select Dividend 100 Index, the prices of the underlying equity securities will be adversely affected and the payment at maturity on the securities may be reduced.

Of particular importance to potential currency exchange risk are:

oexisting and expected rates of inflation;

oexisting and expected interest rate levels;

othe balance of payments between countries; and

othe extent of governmental surpluses or deficits in the countries represented in the STOXX® Global Select Dividend 100 Index and the European Union.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented in the STOXX® Global Select Dividend 100 Index and the United States and other countries important to international trade and finance.

￭The payment at maturity is based solely on the price performance of the STOXX® Global Select Dividend 100 Index. Unlike a “total return” index, which would reflect dividends paid on the stocks that constitute the index in addition to reflecting changes in the market prices of such stocks, the index is a price-return index. Therefore, although the index tracks the performance of high dividend-yielding companies, such dividend payments are excluded in measuring the index’s performance, and the return on

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Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the STOXX® Global Select Dividend 100 Index due July 17, 2028

Principal at Risk Securities

the index will not include any dividends paid on the stocks that constitute the index. The value of the index may decline over the term of the securities even if, when distributions of dividend payments are taken into account, a direct investment in the stocks constituting the index would have realized an overall positive return over the same period. The return on the securities will not include a total return feature.

￭Adjustments to the underlying index could adversely affect the value of the securities. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and is not precluded from considering indices that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor index, the payment at maturity on the securities will be an amount based on the closing prices at maturity of the securities composing the underlying index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the underlying index last in effect prior to discontinuance of the underlying index.

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Morgan Stanley Finance LLC

Accelerated Return Securities Based on the Value of the STOXX® Global Select Dividend 100 Index due July 17, 2028

Principal at Risk Securities

STOXX® Global Select Dividend 100 Index Overview

The STOXX® Global Select Dividend 100 Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG. Publication of the STOXX® Global Select Dividend 100 Index began on December 31, 1998, based on an initial index value of 1,000. The STOXX® Global Select Dividend 100 Index is composed of 100 of the highest dividend-paying stocks relative to their respective home markets, combining the 30 stocks from the STOXX® Europe Select Dividend 30 Index (from components of the STOXX® Europe 600 Index), the 30 stocks from the STOXX® Asia/Pacific Select Dividend 30 Index (from components of the STOXX® Asia/Pacific 600 Index) and the 40 stocks from the STOXX® North America Select Dividend 40 Index (from components of the STOXX® North America 600 Index). Although the index tracks the performance of high dividend-yielding companies, such dividend payments are excluded in measuring the index’s performance, and the return on the index will not include any dividends paid on the stocks that constitute the index. For more information about the STOXX® Global Select Dividend 100 Index, see the information set forth under “Annex A—STOXX® Global Select Dividend 100 Index” below.

Information as of market close on July 7, 2023:

Bloomberg Ticker Symbol:	SDGP
Current Index Value:	2,586.00
52 Weeks Ago:	2,851.61
52 Week High (on 8/16/2022):	3,039.40
52 Week Low (on 6/23/2023):	2,568.32

The following graph sets forth the daily closing values of the SDGP Index for each quarter in the period from January 1, 2018 through July 7, 2023. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the SDGP Index for each quarter in the same period. The index closing value of the SDGP Index on July 7, 2023 was 2,586.00. We obtained the information in the graph and table below from Bloomberg Financial Markets, without independent verification. The SDGP Index has at times experienced periods of high volatility. You should not take the historical values of the SDGP Index as an indication of its future performance, and no assurance can be given as to the index closing value of the SDGP Index on the valuation date.

SDGP Index Historical Performance – Daily Index Closing Values January 1, 2018 to July 7, 2023

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STOXX® Global Select Dividend 100 Index	High	Low	Period End
2018
First Quarter	2,838.51	2,571.66	2,622.14
Second Quarter	2,762.98	2,611.87	2,680.88
Third Quarter	2,770.82	2,659.51	2,699.17
Fourth Quarter	2,697.24	2,477.27	2,510.07
2019
First Quarter	2,802.77	2,500.95	2,794.41
Second Quarter	2,853.08	2,694.38	2,771.27
Third Quarter	2,862.95	2,642.39	2,862.95
Fourth Quarter	2,972.60	2,778.71	2,945.93
2020
First Quarter	3,049.37	1,844.12	2,118.15
Second Quarter	2,492.20	2,000.48	2,252.43
Third Quarter	2,318.53	2,150.33	2,189.93
Fourth Quarter	2,596.48	2,161.31	2,578.67
2021
First Quarter	2,926.96	2,570.78	2,901.59
Second Quarter	2,978.05	2,902.06	2,922.78
Third Quarter	3,017.80	2,836.52	2,872.35
Fourth Quarter	3,046.75	2,867.72	3,039.01
2022
First Quarter	3,164.74	2,980.03	3,109.30
Second Quarter	3,157.39	2,772.05	2,799.98
Third Quarter	3,039.40	2,669.91	2,669.91
Fourth Quarter	2,941.50	2,657.20	2,838.43
2023
First Quarter	3,008.88	2,727.52	2,767.89
Second Quarter	2,845.02	2,568.32	2,616.70
Third Quarter (through July 7, 2023)	2,651.35	2,586.00	2,586.00

“STOXX® Global Select Dividend 100” and “STOXX®” are registered trademarks of STOXX Limited. For more information, see “Annex A—STOXX® Global Select Dividend 100 Index” below.

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Additional Terms of the Securities

Please read this information in conjunction with the terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	STOXX Limited or any successor thereof
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Accelerated return securities:	The accompanying product supplement refers to these accelerated return securities as the “Trigger PLUS.”
Bull market or bear market PLUS:	Bull market PLUS
Postponement of maturity date:

If the scheduled valuation date is not an index business day or if a market disruption event occurs on that day so that the valuation date as postponed falls less than two business days prior to the scheduled maturity date, the maturity date of the securities will be postponed to the second business day following that valuation date as postponed.

Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the valuation date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the securities by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the securities in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual valuation date.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered, if any, with respect to each stated principal amount of the securities, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due, if any, with respect to the securities to the trustee for delivery to the depositary, as holder of the securities, on the maturity date.

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Additional Information About the Securities

Additional Information:
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the securities and current market conditions, we expect that the securities will not have a delta of one with respect to any Underlying Security on the pricing date. However, we will provide an updated determination in the final pricing supplement. Assuming that the securities do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the securities should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States

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Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Use of proceeds and hedging:

The proceeds from the sale of the securities will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our affiliates and/or third-party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, futures or options contracts on the underlying index or any other securities or instruments they may wish to use in connection with such hedging. Such purchase activity could potentially increase the initial index value, and, therefore, could increase the trigger level, which is the level at or above which the underlying index must close on the valuation date so that investors do not suffer a significant loss on their initial investment in the securities. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the securities, including on the valuation date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $20 for each security they sell.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities, including the leverage factor, such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Summary” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for PLUS and prospectus if you so request by calling toll-free 800-

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584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated November 16, 2020

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for PLUS in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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Annex A—STOXX® Global Select Dividend 100 Index

We have derived all information regarding the index, including its make-up and method of calculation, from publicly available information, without independent verification.

The STOXX® Global Select Dividend 100 Index was created by STOXX Limited, which is owned by Deutsche Börse AG and SIX Group AG. Publication of the STOXX® Global Select Dividend 100 Index began on December 31, 1998, based on an initial index value of 1,000. The STOXX® Global Select Dividend 100 Index is composed of 100 of the highest dividend-paying stocks relative to their respective home markets, combining the 30 stocks from the STOXX® Europe Select Dividend 30 Index (from components of the STOXX® Europe 600 Index), the 30 stocks from the STOXX® Asia/Pacific Select Dividend 30 Index (from components of the STOXX® Asia/Pacific 600 Index) and the 40 stocks from the STOXX® North America Select Dividend 40 Index (from components of the STOXX® North America 600 Index). Although the index tracks the performance of high dividend-yielding companies, such dividend payments are excluded in measuring the index’s performance, and the return on the index will not include any dividends paid on the stocks that constitute the index. We refer to each of the STOXX® Europe Select Dividend 30 Index, the STOXX® Asia/Pacific Select Dividend 30 Index and the STOXX® North America Select Dividend 40 Index as a “STOXX® Regional Select Dividend Index” and each of the STOXX® Europe 600 Index, the STOXX® Asia/Pacific 600 Index and the STOXX® North America 600 Index as a “STOXX® Parent Index.”

STOXX® Regional Select Dividend Index	STOXX® Parent Index	Number of Component Stocks in the STOXX® Global Select Dividend 100 Index
STOXX® Europe Select Dividend 30 Index	STOXX® Europe 600 Index	30 component stocks
STOXX® Asia/Pacific Select Dividend 30 Index	STOXX® Asia/Pacific 600 Index	30 component stocks
STOXX® North America Select Dividend 40 Index	STOXX® North America 600 Index	40 component stocks

For each STOXX® Regional Select Dividend Index, components of the applicable STOXX® Parent Index and their secondary share lines are eligible. Companies are screened for the following criteria: indicated annualized dividend (applies for components and non-components), non-negative dividend growth rate over the past five years (applies for non-components only), dividend payments in four out of five calendar years (applies for non-components only), non-negative payout ratio (applies for components and non-components), payout ratio of less than or equal to 80% with respect to the STOXX® Asia/Pacific Select Dividend 30 Index or 60% with respect to the STOXX® Europe Select Dividend 30 Index and the STOXX® North America Select Dividend 40 Index (applies for non-components only) and a minimum level of liquidity (applies for non-components) as described below. For companies that have more than one share line, the line with the higher dividend yield is chosen.

To obtain the selection list of companies to be included in the index, companies are ranked according to an outperformance factor calculated as net dividend yield of the company veruss the net dividend yield of the corresponding home market defined on an index basis.

With respect to each STOXX® Regional Select Dividend Index, the minimum liquidity threshold for each non-component is based on the average daily traded value over the 3-month period ending on the month prior to the review month and is determined as follows:

where “ADTVi” represents the average daily traded value of the ith non-component stock over the 3-month period ending on the month prior to the review month and “N” represents the fixed number of components in that index.

To obtain the selection list for the STOXX® Europe Select Dividend 30 Index, the 30 highest-yielding companies relative to their home market (STOXX® Regional/Country TMI) are selected from the STOXX® Europe 600 Index (plus secondary lines). Then, all companies are ranked according to an outperformance factor, calculated as the net dividend yield of the company divided by (x) the greater of the relevant STOXX® Country TMI net dividend yield and STOXX® Europe TMI net dividend yield) minus (y) 1. All current companies ranked from 1 to 60 in the selection list will remain in the STOXX®

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Europe Select Dividend 30 Index. If the number of stocks is below 30, the highest ranked non-components are added until there are enough stocks.

To obtain the selection list for the STOXX® Asia/Pacific Select Dividend 30 Index, the 30 highest-yielding companies relative to their home market (STOXX® Regional/Country TMI) are selected from the STOXX® Asia/Pacific 600 Index (plus secondary lines). A payout ratio of less than or equal to 80% will be applied to non-components. Then, all companies all companies are ranked according to an outperformance factor, calculated as the net dividend yield of the company divided by (x) the greater of the relevant STOXX® Country TMI net dividend yield and STOXX® Asia/Pacific TMI net dividend yield minus (y) 1. The companies are ranked by the outperformance factor for each country and region as a whole. All current companies ranked 20 or above in each country ranking will remain in the STOXX® Asia/Pacific Select Dividend 30 Index. If the number of stocks is still below 30, the highest ranked non-components from the regional ranking are added until there are enough stocks. A maximum of 10 stocks per country can be included in the STOXX® Asia/Pacific Select Dividend 30 Index.

To obtain the selection list for the STOXX® North America Select Dividend 40 Index, the 40 highest-yielding companies relative to their home market (STOXX® Country TMI) are selected from the STOXX® North America 600 Index (plus secondary lines). Then, all companies are ranked according to an outperformance factor, calculated as the net dividend yield of the company divided by the STOXX® Country TMI net dividend yield minus 1. The companies are ranked by the outperformance factor for each country and region as a whole. All current companies ranked 60 or above in each country ranking remain in the STOXX® North America Select Dividend 40 Index. If the number of stocks is still below 40, the highest ranked non-components from the regional ranking are added until there are enough stocks. A maximum of 30 stocks per country can be included in the STOXX® North America Select Dividend 40 Index.

The composition of each STOXX® Regional Select Dividend Index is reviewed annually in March.

For each STOXX® Regional Select Dividend Index, to maintain the number of components constant, a deleted stock is replaced with the highest-ranked non-component on the selection list. The selection list is updated on a quarterly basis according to the review component selection process. The restrictions on the maximum count per country are then applied. If a company is deleted from the a STOXX® Parent Index between the annual review dates, but is still a component of the STOXX® Global TMI, the stock will remain in its related STOXX® Regional Select Dividend Index until the next annual review, provided that it still meets the requirements for that STOXX® Regional Select Dividend Index.

If STOXX Limited becomes aware of dividend data changes for the components of a STOXX® Regional Select Dividend Index, the following index adjustments may occur. The timing of the index adjustment depends on the changes in the dividend data. If the company cancels one of its dividends, the company will be deleted from the relevant STOXX® Regional Select Dividend Index, the replacement announced immediately, implemented two trading days later and become effective the next trading day. If the company lowers its dividend, the company will remain in the relevant STOXX® Regional Select Dividend Index until the next selection list is available. If the company is ranked at or above the rank threshold for that STOXX® Regional Select Dividend Index, it is retained. If it is ranked below the rank threshold with respect to that STOXX® Regional Select Dividend Index, it is removed and replaced by the highest-ranked non-component on that selection list. The changes will be announced on the fifth trading day of the month together with the selection list and become effective on the first trading day after the third Friday of the month. The weight factors for the new components will be published on the quarterly underlying data announcement based on previous day closing prices.

Spin-off stocks are not considered for immediate addition in a STOXX® Regional Select Dividend Index. If the original company has a significantly lower dividend after the spin-off, then its status will be reviewed for fast exit as described above. In the case of mergers or takeovers, the original stock is replaced by the surviving stock, if it is ranked at or above the rank threshold for that STOXX® Regional Select Dividend Index on its selection list. If the stocks of the surviving company is ranked below the rank threshold for that STOXX® Regional Select Dividend Index on its selection list, the original stocks are replaced with the highest-ranked non-component on that selection list.

The weight determination is calculated as follows:

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where,

STOXX® Global Select Dividend 100 Index Calculation

The STOXX® Global Select Dividend 100 Index is weighted based on the components’ stock prices and weighting factors. The formula for calculating the STOXX® Global Select Dividend 100 Index value can be expressed as follows:

Where:

= Index level at time (t)
t	= Time the index is computed
n	= Number of companies in the index
= Price of company (i) at time (t)
= Weighting factor of company (i) at time (t)
= Weighting cap factor of company (i) at time (t)
Xit	= Exchange rate from local currency into index currency for company (i) at time (t)
= Divisor of the index at time (t)

The weighting factor for each component stock of the STOXX® Global Select Dividend 100 Index is calculated based on net-dividend yields, as follows:

Where:

wi	= weight of company (i)
Di	= net dividend of company (i)
pi	= closing price of company (i)
Dj	= net dividend of company (j)
pj	= closing price of company (j)
n	= number of index components

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The weighting factors are published on the second Friday in March, one week prior to quarterly review implementation using Thursday’s closing prices.

The weighting cap factor for each component stock of the STOXX® Global Select Dividend 100 Index is determined as follows:

Weighting cap factor = (1,000,000,000 × initial weight / closing price of the stock in EUR), rounded to integers.

An additional cap factor of 10% applies. All weighting cap factors are reviewed quarterly.

The STOXX® Global Select Dividend 100 Index is also subject to a divisor, which is adjusted to maintain the continuity of the STOXX® Global Select Dividend 100 Index values despite changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1)	Cash dividend (applied to Total Return indices only):
Adjusted price = closing price – announced dividend * (1 – withholding tax)
Divisor: decreases
(2)	Special cash dividend (applied to Price and Total Return indices):
Adjusted price = closing price – announced dividend * (1 – withholding tax)
Divisor: decreases
(3)	Split and reverse split:
Adjusted price = closing price * A/B
New number of shares = old number of shares * B / A
Divisor: no change
(4)	Rights offering:
Adjusted price = (closing price * A + subscription price * B) / (A + B)
New weighting factor = old weighting factor x closing price / adjusted price
Divisor: no change
(5)	Stock dividend:
Adjusted price = closing price * A / (A + B)
New number of shares = old number of shares * (A + B) / A
Divisor: no change
(6)	Stock dividend of another company:
Adjusted price = (closing price * A - price of other company * B) / A
Divisor: decreases
(7)	Return of capital and share consideration:
Adjusted price = (closing price - dividend announced by company * (1-withholding tax)) * A / B
New number of shares = old number of shares * B / A
Divisor: decreases
(8)	Repurchase shares / self tender:
Adjusted price = ((price before tender * old number of shares ) - (tender price * number of tendered shares)) / (old number of shares - number of tendered shares)
New number of shares = old number of shares - number of tendered shares
Divisor: decreases
(9)	Spin-off:
Adjusted price = (closing price * A - price of spun-off shares * B) / A
Divisor: decreases
(10)	Combination stock distribution (dividend or split) and rights offering:
For this corporate action, the following additional assumptions apply:
•Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

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•If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:
- If rights are applicable after stock distribution (one action applicable to other):
Adjusted price = (closing price * A + subscription price * C * (1 + B / A)) / ((A + B) * ( 1 + C / A))
New number of shares = old number of shares * ((A + B) * (1 + C / A)) / A
Divisor: increases
- If stock distribution is applicable after rights (one action applicable to other):
Adjusted price = (closing price * A + subscription price * C) / ((A + C) * (1 + B / A))

New number of shares = old number of shares * ((A + C) * (1 + B / A))

Divisor: increases

- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B +C) / A

Divisor: increases

The securities are not sponsored, endorsed, sold or promoted by STOXX Limited. STOXX Limited makes no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. The STOXX® Global Select Dividend 100 Index is determined, composed and calculated by STOXX Limited without regard to Morgan Stanley or the securities. STOXX Limited has no obligation to take the needs of Morgan Stanley or the owners of the securities into consideration in determining, composing or calculating the STOXX® Global Select Dividend 100 Index. STOXX Limited is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. STOXX Limited has no obligation or liability in connection with the administration, marketing or trading of the securities.

STOXX LIMITED DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE STOXX® GLOBAL SELECT DIVIDEND 100 INDEX OR ANY DATA INCLUDED THEREIN AND STOXX LIMITED SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. STOXX LIMITED MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE STOXX® GLOBAL SELECT DIVIDEND 100 INDEX OR ANY DATA INCLUDED THEREIN. STOXX LIMITED MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE STOXX® GLOBAL SELECT DIVIDEND 100 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL STOXX LIMITED HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF.

“STOXX® Global Select Dividend 100” and “STOXX®” are registered trademarks of STOXX Limited. The securities are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the securities.

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